Exhibit 99.1

Yongye International Announces Fourth Quarter and Full Year 2013 Financial Results

- Full Year Revenue Increased 49.4% to $661.9 Million -

- Full Year Net Income Increased 82.3% to $170.8 Million -

BEIJING, March 17, 2014 -- Yongye International, Inc. (NASDAQ: YONG)("Yongye" or the "Company"), a leading developer, manufacturer, and distributor of crop nutrient products in the People's Republic of China ("PRC"), today announced its financial results for the fourth quarter and full year ended December 31, 2013.

Full Year 2013 Financial Highlights

•	Revenue increased 49.4% to $661.9 million in 2013 from $443.0 million in 2012.
•	Shipment of Yongye’s agricultural nutrient products increased 22.1% to $662.0 million in 2013 from $542.2 million in 2012, within the Company’s guidance of $650 to $680 million.
•	Gross profit increased 54.3% year-over-year to $404.9 million.

•	Income from operations increased 83.7% to $214.8 million from $116.9 million in 2012.

•	Net income attributable to Yongye increased 82.3% to $170.8 million, or $2.93 per diluted share, compared to $93.7 million, or $1.62 per diluted share, in the same period of 2012.

•	Adjusted net income attributable to Yongye, which excludes non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, a change in the fair value of derivative liabilities, and goodwill impairment charge, was $173.8 million, or $2.99 per diluted share, compared to $111.4 million, or $1.94 per diluted share, in the same period of 2012.*

•	Operating cash inflow was $21.0 million in 2013 compared to an operating cash outflow of $51.4 million in 2012.

•	At the end of 2013, the amount of accounts receivable outstanding was $343.5 million, of which $124.1 million was past the Company’s six-month credit term. As of March 12, 2014, approximately $260.2 million had been collected from the Company’s distributors, including $236.2 million of the accounts receivable outstanding at December 31, 2013. $111.9 million of the past due accounts receivable at December 31, 2013 were subsequently collected.

Fourth Quarter 2013 Financial Highlights

  Revenue increased 29.0% to $92.0 million from $71.3 million in the fourth quarter of 2012.
  Shipment of Yongye’s agricultural nutrient products increased 30.2% to $110.8 million from $85.1 million in the fourth quarter of 2012.
  Gross profit increased 37.2% year-over-year to $52.7 million.
  Income from operations was $16.3 million, compared to $18.7 million in the fourth quarter of 2012.
  Net income attributable to Yongye was $14.6 million, or $0.24 per diluted share, compared to$19.4 million, or $0.32 per diluted share, in the same period of 2012.
  Adjusted net income attributable to Yongye, which excludes non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, a change in the fair value of derivative liabilities, and goodwill impairment charge was $15.3 million, or $0.25 per diluted share, compared to $20.4 million, or $0.34 per diluted share, in the same period of 2012.*

Mr. Zishen Wu, Chairman and Chief Executive Officer of Yongye International, stated, “We are pleased with our overall performance in 2013. Our growth was in line with expectations, our branded retailer network exceeded the target of 36,000 and we also achieved positive cash flow from operations for the full year. We saw strong demand for Shengmingsu and two of our new products and we remain focused on our efforts to collect outstanding accounts receivable. As of March 12, 2014, we had collected a vast majority of the overdue accounts receivable at December 31, 2013.”

Mr. Wu continued, “The underlying fundamentals of our business remain strong and the Board and management team will work closely together to explore all appropriate opportunities to maximize value for our shareholders. Looking to 2014, we will focus on executing several specific initiatives as a part of our plan to further grow our business, including diversifying our product offering by launching a new water soluble humic acid product, primarily used during irrigation. Although this product has lower margins compared to our existing products, our push into this new business segment is expected to both help us maintain the loyalty of our distributors while strengthening our market presence. In the coming year, we also intend to further expand our manufacturing capacity. Lastly, with increasing influence of our provincial-level distributors, we are actively pursuing opportunities to streamline our current distribution structure to support our efforts to improve prompt collection of accounts receivable. We believe these varied initiatives will enable us to continue to diversify the business and drive business growth and positive performance in 2014 and beyond.”

Full Year 2013 Financial Results

Sales increased by $218.9 million, or 49.4%, to $661.9 million for the year ended December 31, 2013, from $443.0 million for the same period of 2012. For the full year, the Company derived $652.4 million, or 98.6% of total sales, from liquid crop nutrient, and derived $9.5 million, or 1.4% of total sales, from the powder animal nutrient. For the liquid crop nutrient, the regular crop nutrient contributed $559.9 million, or 85.8% of total sales of liquid crop nutrient, while two new products for crop seeds and roots contributed $92.5 million, or 14.2% of total liquid crop nutrient sales. During 2013, the number of branded retailers reached 36,100, compared to 35,058 as of December 31, 2012, an increase of 3.0%.

Gross profit was $404.9 million for the year ended December 31, 2013, compared to $262.4 million for the year ended December 31, 2012, an increase of 54.3%. Gross margin was 61.2% for the year ended December 31, 2013, compared to 59.2% for the same period of 2012.  The increase in gross margin was mainly due to the scale effect of increased sales and the Company’s cost reduction initiatives. The Company recorded non-cash expenses of $3.0 million related to the amortization of the acquired Hebei customer list as part of its cost of sales for the full year 2013.  Excluding the aforementioned non-cash expenses related to the amortization of the acquired Hebei customer list, full year 2013 adjusted gross profit was $407.9 million, or 61.6% of sales.*

Selling expenses increased by $44.9 million to $149.0 million for the year ended December 31, 2013. As a percentage of sales for the year ended December 31, 2013, selling expenses remain the same level as that in 2012. The increase in selling expenses was primarily due to an increase in advertising and promotion expense and distributors’ seminar expenditure of $45.6 million relating to marketing and promotional activities for the Company’s products.

General and administrative (“G&A”) expenses increased by $5.0 million, or 35.5%, to $19.1 million for the year ended December 31, 2013, from $14.1 million for the same period of 2012. The increase of G&A expenses was mainly due to that the equity based compensation expense of $3.7 million was recorded during 2012 while there was no award issued in 2013.

Research and development ("R&D") expenses were $22.1 million for the year ended December 31, 2013, compared to $16.6million for the same period of 2012. The R&D expenses mainly consisted of field testing expenses for new and existing products on various crops and in different geographic markets.

Operating income was $214.8 million, or 32.5% of sales for the year ended December 31, 2013, compared to $116.9 million, or 26.4% of sales, in the same period of 2012. Excluding non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, and goodwill impairment charge, full year 2013 adjusted operating income was $217.7 million, or 32.9% of sales.*

Net income attributable to Yongye was $170.8 million, or $2.93 per diluted share for the year ended December 31, 2013, compared to a net income of $93.7 million, or $1.62 per diluted share, in the same period of 2012. Excluding the impact of non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, a change in the fair value of derivative liabilities, and goodwill impairment charge, adjusted net income attributable to Yongye for the full year 2013 was $173.8 million, or $2.99 per diluted share, compared to $111.4 million, or $1.94 per diluted share in the same period of 2012.*

Fourth Quarter 2013 Financial Results

Sales increased by $20.7 million, or 29.0%, to $92.0 million in the fourth quarter of 2013, from $71.3 million for the same period of 2012. At the end of the fourth quarter of 2013, the number of branded retailers increased to 36,100 from 35,506 at the end of the third quarter of 2013.

Gross profit was $52.7 million in the fourth quarter of 2013, compared to $38.4 million in the fourth quarter of 2012, an increase of 37.2%. Gross margin was 57.3% in the fourth quarter of 2013, compared to 53.9% for the same period of 2012. The increase in gross margin was mainly due to less products with lower margin were sold during the fourth quarter of 2013. The Company recorded non-cash expenses of $0.7 million related to the amortization of the acquired Hebei customer list as part of its cost of sales for the fourth quarter of 2013. Excluding the aforementioned non-cash expenses related to the amortization of the acquired Hebei customer list, fourth quarter 2013 adjusted gross profit was $53.4 million, or 58.2% of sales.*

Selling expenses increased by $11.9 million, or 83.2%, to $26.2 million in the fourth quarter of 2013, from $14.3 million for the same period of 2012. The increase in selling expenses was primarily due to increased promotion expenses of approximately $21.8 million incurred during the fourth quarter of 2013.

G&A expenses increased by $3.1 million, or 106.9%, to $6.0 million in the fourth quarter of 2013, from $2.9 million for the same period of 2012. The increase in G&A expenses was mainly due to the increased professional fee of approximately $1.9 million incurred during the fourth quarter of 2013.

R&D expenses were $4.3 million in the fourth quarter of 2013, compared to $2.5 million for the same period of 2012. The R&D expenses mainly consisted of field test expenses for new and existing products on various crops and in different geographic markets.

Operating income was $16.3 million in the fourth quarter of 2013, compared to $18.7 million in the same period of 2012. Excluding non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, and goodwill impairment charge, fourth quarter 2013 adjusted operating income was $17.0 million, or 18.5% of sales.*

Net income attributable to Yongye was $14.6 million, or $0.24 per diluted share in the fourth quarter of 2013, compared to $19.4 million, or $0.32 per diluted share, in the same period of 2012. Excluding the impact of non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, a change in the fair value of derivative liabilities, and goodwill impairment charge, adjusted net income attributable to Yongye for the fourth quarter of 2013 was $15.3 million, or $0.25 per diluted share, compared to $20.4 million, or $0.34 per diluted share in the same period of 2012.*

(*) See the table following this press release for a reconciliation of gross profit, income from operations, net income and diluted EPS to exclude non-cash items related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, a change in the fair value of derivative liabilities, and goodwill impairment charge to the comparable financial measure prepared in accordance with US Generally Accepted Accounting Principles (“U.S. GAAP”).

Financial Condition

Balance Sheet and Cash Flow

As of December 31, 2013, the Company had $123.8 million in cash and restricted cash, compared to $44.6 million as of December 31, 2012. Working capital was $594.6 million, compared to $383.3 million at the end of 2012.The Company had a $115.6 million short-term bank loan and $9.4 million in long-term debt as of December 31, 2013. Stockholders' equity totaled $632.9 million as of December 31, 2013, compared to $436.3 million at the end of 2012. Cash flow provided by operating activities was $21.0 million for the year ended December 31, 2013, compared to cash flow used in operating activities of $51.4 million in the year ended December 31, 2012. The year over year increase in cash flow from operating activities was primarily due to the increase of $81.0 million in net income.

Accounts Receivable

Accounts receivable increased by $40.5 million from the end of 2012, which was primarily due to the Company’s continued business growth and was consistent with sales occurred in the second and third quarter of 2013 due to the seasonality of the Company’s business.

At the end of 2013, the amount of accounts receivable outstanding was $343.5 million, of which $124.1 million was past the Company’s six-month credit period, representing 36.2% of total gross accounts receivable balance as of December 31, 2013. Yongye recorded an allowance for doubtful receivables in the amount $9.3 million as of December 31, 2013, taking into account current market conditions, customers’ financial condition, the accounts receivable ageing and the customers’ repayment patterns. Subsequent to this, the Company has collected approximately $260.2 million from its distributors as of March 12, 2014, including $236.2 million of the accounts receivable outstanding at December 31, 2013. $111.9 million of the past due accounts receivable at December 31, 2013 were subsequently collected. The Company continues to take measures to increase collection efforts and closely monitor its distributors’ financial status.

Recent Developments

Expansion of Branded Retailer Network

The Company continued the expansion of its branded retailer network from 35,058 as of December 31, 2012 to 36,100 as of December 31, 2013, an increase of 3.0%. This exceeded the Company's target for 2013 of 36,000 branded retailers. The majority of the Company’s newly recruited branded retailers are located in Inner Mongolia, Xinjiang, Yunnan/Guizhou, Guangdong/Hainan and Henan provinces. The Company remains focused on expanding its distribution networks and deepening its penetration in both new and traditional markets.

Update on Go-private Proposal

On September 23, 2013, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Full Alliance International Limited, a British Virgin Islands company (“Holdco”), Yongye International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“Parent”), and Yongye International Merger Sub Limited, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, at the effective time of the merger, Merger Sub will be merged with and into the Company, the Company will become a wholly-owned subsidiary of Parent and each of the Company’s shares of common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive US$6.69 in cash without interest, except for (i) shares owned by Holdco, Parent and Merger Sub, including shares of common stock and Preferred Shares to be contributed to Parent by Holdco, Mr. Zishen Wu, Prosper Sino Development Limited and MSPEA, immediately prior to the effective time of the merger pursuant to a contribution agreement, dated as of September 23, 2013, among Parent, Holdco, Mr. Zishen Wu, Prosper Sino Development Limited and MSPEA (except that, with respect to Prosper Sino, only such shares designated as “Prosper Sino rollover shares” in the definitive proxy statement in connection with the special meeting of stockholders will be contributed), and (ii) shares of common stock held by the Company or any subsidiary of the Company ((i) and (ii) collectively, the “Excluded Shares”), which will be cancelled for no consideration and cease to exist as of the effective time of the merger.

On January 3, 2014, the Company issued a press release announcing that it has established the close of business on January 10, 2014 as the record date for its special meeting of stockholders entitled to receive notice of and to vote at its upcoming special meeting of stockholders.

In connection with the special meeting of stockholders to approve the Merger Agreement, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") on January 9, 2014, and mailed the definitive proxy statement to its stockholders.

The Company’s special meeting of stockholders was held on February 19, 2014, and the stockholders approved the adjournment of the special meeting and the special meeting was adjourned until 2:00 p.m. China time, on March 5, 2014 at Jinshan Economic Development Zone, Hohhot City, Inner Mongolia, the People’s Republic of China. The special meeting was adjourned to provide the Company with additional time to solicit proxies from its stockholders in favor of the proposal to approve the Merger Agreement.

Subsequently, the adjourned special meeting of stockholders was held on March 5, 2014, and the proposal to approve the Merger Agreement did not receive approval from holders of at least a majority of the issued and outstanding shares of the Company (other than the Excluded Shares). The Merger Agreement was therefore not approved by the Company’s stockholders. The Merger Agreement has not yet been terminated.

Business Outlook

According to the Company’s revenue recognition policy, certain distributors’ revenue is being recognized on a cash basis rather than a shipment basis. As a result, the Company is not in a position to predict with specificity what its revenue will be until cash collection is completed. As such, to provide further clarity for investors, Yongye will continue to provide expectations on shipments, a metric that is not impacted by the revenue recognition issue mentioned above.

The Company expects total shipments in 2014 to be in the range of $800 million to $850 million, representing a growth of 20.8% to 28.4% over 2013. The growth will be from increase of both our existing and new businesses. The Company also expects that its branded retailer network will be expanded to 36,500 by the end of 2014, which represents a 1.1% increase over the 2013 year-end number of 36,100.

Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time on March 17, 2014, to discuss its fourth quarter and full year 2013 results.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (855) 298-3404. International callers should dial+1 (631) 514-2526. The conference pass code is 9958528.

For those who are unable to participate on the live conference call, a replay will be available for fourteen days starting from 11:30 a.m. Eastern Time on March 17, 2014 to 11:59 p.m. Eastern Time on March 31, 2014. To access the replay, please dial +1 (866) 846-0868. International callers should dial+61 (2) 9641-7900. The replay pass code is 9958528. A webcast recording of the conference call will be accessible through Yongye's website at www.yongyeintl.com.

Use of Non-GAAP Financial Measures

GAAP results for the three months ended December 31, 2013 and full year 2013 include non-cash item related to the amortization of the acquired Hebei customer list.  To supplement the Company's condensed consolidated financial statements presented on a U.S. GAAP basis, the Company has provided adjusted financial information excluding the impact of the item in this release. It is a departure of U.S. GAAP; however, the Company's management believes that these adjusted measures provide investors with a better understanding of how the results relate to the Company's historical performance. These adjusted measures should not be considered an alternative to net income, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  These measures are not necessarily comparable to a similarly titled measure of another company. A reconciliation of the adjustments to U.S. GAAP results appears in the table accompanying this press release. This additional adjusted information is not meant to be considered in isolation or as a substitute for U.S. GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies.

About Yongye International

Yongye International is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye’s principal product is a liquid crop nutrient, from which the Company derived substantially all of the sales in 2013. The Company also produces powder animal nutrient product which is mainly used for dairy cows. Both products are sold under the trade name "Shengmingsu," which means "life essential" in Chinese. The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops. The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors. For more information, please visit the Company's website atwww.yongyeintl.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Yongye International

Ms. Rain Xia

Phone: +86-10-8231-9608

E-mail: ir@yongyeintl.com

FTI Consulting

Mr. John Capodanno (U.S. Contact)

Phone: +1-212-850-5705

E-mail: john.capodanno@fticonsulting.com

Ms. May Shen (China Contact)
Phone: +86-10-8591-1951
E-mail: may.shen@fticonsulting.com

(Financial Tables to Follow)

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YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012
Current assets
Cash	$123,728,435	$44,511,404
Restricted cash	40,000	40,000
Accounts receivable, net of allowance for doubtful accounts	334,141,280	293,600,762
Inventories	251,372,750	118,693,596
Deposits to suppliers	54,400,166	24,048,028
Perpaid expenses	573,563	312,648
Other receivables	1,427,845	1,189,633
Deferred tax assets	12,615,399	11,591,797
Total Current Assets	778,299,438	493,987,868

Property, plant and equipment, net	23,675,240	26,224,957
Intangible assets, net	16,553,035	18,909,349
Land use right, net	4,862,877	4,807,313
Prepayment for mining project	37,035,215	35,792,410
Distributor vehicles	36,133,400	44,125,293

Total Assets	$896,559,205	$623,847,190

Current liabilities
Short-term bank loans	$115,632,535	$50,857,163
Long-term loans and payables - current portion	8,738,965	9,149,280
Capital lease obligations - current portion	220,018	395,878
Accounts payable	8,137,337	12,364,193
Income tax payable	26,612,792	3,196,078
Advance from customers	606,423	154,944
Accrued expenses	19,465,163	31,389,630
Other payables	4,271,519	2,828,262
Derivative liabilites- fair value of warrants	-	348,364
Total Current Liabilities	183,684,752	110,683,792

Long-term loans and payables	8,593,469	10,254,922
Capital lease obligations - non-current	834,713	2,134,155
Other non-current liability	10,395,458	6,683,802
Deferred tax liabilities	5,410,240	6,618,794
Total Liabilities	208,918,632	136,375,465

Redeemable Series A convertible preferred shares: par value $.001; 7,969,044 shares authorized; 6,505,113 shares and 6,079,545 shares issued and outstanding as of December 31, 2013 and 2012, respectively	54,713,640	51,208,657

Equity
Common stock: par value $.001; 75,000,000 shares authorized; 50,685,216 shares and 50,604,026 shares issued and outstanding at December 31, 2013 and 2012, respectively	50,685	50,604
Additional paid-in capital	155,265,347	154,792,050
Retained earnings	408,015,540	240,679,395
Accumulated other comprehensive income	38,674,997	19,950,447
Total equity attributable to Yongye International, Inc.	602,006,569	415,472,496
Noncontrolling interest	30,920,364	20,790,572
Total Equity	632,926,933	436,263,068
Commitments and Contingencies	-	-

Total Liabilities, Redeemable Series A Convertible Preferred Shares and Equity	$896,559,205	$623,847,190

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended		For the Years Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Sales	$92,035,637	$71,260,204	$661,881,100	$442,986,604
Cost of sales	39,303,219	32,902,107	256,962,530	180,614,350
Gross profit	52,732,418	38,358,097	404,918,570	262,372,254
Selling expenses	26,175,904	14,269,679	148,967,729	104,036,345
Research and development expenses	4,327,340	2,521,976	22,119,473	16,575,976
General and administrative expenses, including a reversal of allowance for doubtful accounts of US$nil and US$6,332,022 for the year ended December 31, 2013 and 2012, respectively	5,972,848	2,862,448	19,063,800	14,123,521
Impairment loss of goodwill	-	25,375	-	10,774,106
Income from operations	16,256,326	18,678,619	214,767,568	116,862,306
Other (expenses)/income
Interest expenses	(1,726,661)	(957,439)	(6,990,661)	(4,193,909)
Interest income	223,606	7,653	3,167,936	455,269
Subsidy income	2,775,229	9,506,306	2,775,229	9,506,306
Other expenses, net	(93,244)	(395,348)	(335,986)	(496,014)
Change in fair value of derivative liabilities	-	(162,258)	-	(296,822)
Total other income/(expenses), net	1,178,930	7,998,914	(1,383,482)	4,974,830
Earnings before income tax expense	17,435,256	26,677,533	213,384,086	121,837,136
Income tax expense	2,202,231	5,706,980	33,350,985	22,803,881
Net income	15,233,025	20,970,553	180,033,101	99,033,255
Less: Net income attributable to the noncontrolling interest	682,189	1,599,720	9,191,973	5,350,190
Net income attributable to Yongye International, Inc.	$14,550,836	$19,370,833	$170,841,128	$93,683,065

Net income per share of common stock
Basic	$0.24	$0.32	$2.93	$1.62
Diluted	$0.24	$0.32	$2.93	$1.62
Weighted average shares used in computation:
Basic	50,685,216	50,462,990	50,681,435	49,645,273
Diluted	50,685,216	50,462,990	50,681,435	49,645,273

Net income	15,233,025	20,970,553	180,033,101	99,033,255
Other comprehensive income
Foreign currency translation adjustment, net of US$ nil income taxes	5,463,220	1,221,255	19,662,369	3,012,054

Comprehensive income	20,696,245	22,191,808	199,695,470	102,045,309
Less: Comprehensive income attributable to the noncontrolling interest	945,023	1,657,091	10,129,792	5,490,555
Comprehensive income attributable to Yongye International, Inc.	19,751,222	20,534,717	189,565,678	96,554,754

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2013	December 31, 2012	December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$180,033,101	$99,033,255	$89,792,197
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,788,456	15,680,481	8,574,526
(Gain)/Loss on sale of property, plant and equipment	(128,000)	11,269	-
Impairment loss of goodwill	-	10,774,106	-
(Reversal)/Provision of allowance for doubtful accounts	-	(6,332,022)	14,973,439
Change in fair value of derivative liabilities	-	296,822	(719,085)
Stock compensation expense	-	3,769,678	6,056,194
Deferred tax benefit	(2,474,423)	(10,974,693)	(2,639,450)
Changes in operating assets and liabilities:
Accounts receivable	(29,883,738)	(132,358,082)	(139,381,935)
Inventories	(126,599,706)	(31,880,264)	(17,326,312)
Deposit to suppliers	(28,978,710)	(21,162,361)	8,299,720
Prepaid expenses	(246,322)	4,676,605	(4,128,949)
Other receivables	(70,988)	(801,090)	390,750
Distributor Vehicles	(169,433)	(5,633,992)	(9,866,857)
Accounts payable	(4,585,253)	(837,196)	6,616,383
Income tax payable	26,241,693	2,360,375	1,060,140
Advance from customers	439,304	(3,971,143)	3,966,320
Accrued expenses	(12,801,222)	26,905,759	1,307,892
Other payables	2,416,286	(935,892)	1,821,586
Net Cash Provided by/(Used in) Operating Activities	20,981,045	(51,378,385)	(31,203,441)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for intangible asset	-	-	(3,000,000)
Payment for land use right	-	-	(1,807,699)
Government subsidy received for land use right	-	1,245,326	-
Proceeds from sale of property, plant and equipment	-	8,873	-
Purchase of property, plant and equipment	(1,222,033)	(3,001,749)	(2,264,361)
Net Cash Used in Investing Activities	(1,222,033)	(1,747,550)	(7,072,060)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from short-term bank loans	133,253,650	50,832,990	43,314,821
Repayment of short term loans	(71,203,886)	(28,518,918)	(15,469,579)
Repayment of long-term loans and payables	(5,127,519)	(6,416,977)	(1,738,717)
Proceeds from common stock and warrants issued and warrants exercised	125,014	103,115	-
Proceeds from preferred shares, net of issuance cost of $600,010	-	-	49,399,990
Repayment for capital lease obligations	(255,521)	(87,467)	-
Net Cash Provided by Financing Activities	56,791,738	15,912,743	75,506,515
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	2,666,281	569,716	2,010,397
NET INCREASE/(DECREASE) IN CASH	79,217,031	(36,643,476)	39,241,411
Cash at beginning of year	44,511,404	81,154,880	41,913,469
Cash at end of year	123,728,435	44,511,404	81,154,880

Supplemental cash flow information:
Cash paid for income taxes	9,583,716	31,756,081	19,986,864
Cash paid for interest expense	5,677,812	4,847,983	1,386,763

Noncash investing and financing activities:
Acquisition of property, plant and equipment under capital leases	335,871	2,617,541	-
Disposal of property, plant and equipment under capital leases	1,619,692	-	-
Acquisition of distributor vehicles by assuming long-term loans and payables	2,423,805	13,980,773	11,554,688
Acquisition of property, plant and equipment included in other payables	324,410	1,463,905	980,169
Issuance of paid-in-kind dividends on Redeemable Series A convertible preferred shares	3,504,983	1,808,667	-
Acquisition of property, plant and equipment by assuming long-term loans and payables	-	-	189,229
Exercise of warrants that were liability classified	348,364	265,641	-

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL DATA

	Gross Profit
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
GAAP amount per consolidated statement of income	$52,732,418	$38,358,097	$404,918,570	$262,372,254
Amortization of the acquired Hebei customer list	$748,156	$726,910	$2,955,263	$2,898,888
Adjusted Amount	$53,480,574	$39,085,007	$407,873,833	$265,271,142

	Income from Operations
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
GAAP amount per consolidated statement of income	$16,256,326	$18,678,619	$214,767,568	$116,862,306
Amortization of the acquired Hebei customer list	$748,156	$726,910	$2,955,263	$2,898,888
Non-cash management compensation expense	-	$119,884	-	$3,769,678
Impairment of goodwill	-	$25,375	-	$10,774,106
Adjusted Amount	$17,004,482	$19,550,788	$217,722,831	$134,304,978

	Net income (attributable to Yongye)
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
GAAP amount per consolidated statement of income	$14,550,836	$19,370,833	$170,841,128	$93,683,065
Amortization of the acquired Hebei customer list	$748,156	$726,910	$2,955,263	$2,898,888
Non-cash management compensation expense	-	$119,884	-	$3,769,678
Impairment of goodwill	-	$25,375	-	$10,774,106
Change in fair value of derivative liabilities	-	$162,258	-	$296,822
Adjusted Amount	$15,298,992	$20,405,260	$173,796,391	$111,422,559
Weighted average shares -- diluted	50,685,216	50,462,990	50,681,435	49,645,273
Adjusted diluted earnings per share	$0.25	$0.34	$2.99	$1.94